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                                                                   EXHIBIT 10.17

                                                         Crystal Decisions, Inc.
                                                              895 Emerson Street
                                                             Palo Alto, CA 94301


September 25, 2002

Jon Judge
316 Ridgefield Road
Wilton, CT 06987

Dear Jon,

        On behalf of Crystal Decisions ("Crystal Decisions" or the "Company"), we are pleased to extend an offer of employment to you for the position of President and Chief Executive Officer reporting to the Board of Directors (the "Board"). You will initially be appointed as a member of the Board, and thereafter, during your employment with the Company, you shall also be re-nominated to serve as a Director of the Company.

        You will be based in Vancouver, British Columbia. Your effective start date will be September 30, 2002. We trust that you will treat the details of this offer with the utmost confidentiality.

        You will receive an annual base salary at the rate of US $400,000, payable twice monthly. In addition to your base salary you will receive a bonus incentive enabling you to receive an additional US $400,000, bringing your total compensation at 100% achievement of plan to US $800,000 per annum. Your maximum bonus payout will be US $800,000 or 200% of your base salary. Full details of this bonus plan, which will be discussed with you in advance and reflect your input with respect to goals and performance objectives, will be provided to you following the November Board meeting, at which the Company will recommend to the Board the adoption of the bonus plan that you have reviewed. Your compensation will be paid through the Canadian payroll in Canadian dollars, and will be subject to all applicable Canadian taxes and deductions. Your U.S. income will be converted into Canadian dollars based on the monthly exchange rate ordinarily used by the Company.

        Crystal Decisions is not responsible generally for tax equalization or payment for any taxes which may be affected by the offer. However, Crystal Decisions will assist you with and pay for the establishment of a Canadian immigrant trust, reasonably acceptable to you and your advisors, to hold your assets (other than retirement plan assets) owned prior to your establishing Canadian residency; with such costs, including reimbursement or direct payments for associated costs for transferring assets to the Canadian immigrant trust, grossed up for any imputed income. You agree to place your Sea Island Residence in the Canadian immigrant trust and maintain it in the trust while you are employed by Crystal Decisions, for up to one day less than five years. In return, Crystal Decisions agrees to reimburse you, on a grossed-up basis, for any Canadian departure taxes arising from your Sea Island Residence relating to such employment period of up to one day less than five years. Also, if you are employed by Crystal Decisions for at least five years hereunder, Crystal Decisions agrees to pay or reimburse you, on a grossed-up basis, for any Canadian departure taxes related to your Sea Island residence (so long as such residence has earlier been made part of and maintained in your Canadian immigrant trust), whenever such departure tax liability may arise, including following your termination of employment for any reason (the "Sea Island Residence Tax Payment"), and in addition to any amounts due you as a result of your termination without Cause. However, Crystal Decisions may, instead of incurring liability for the Sea Island Residence Tax Payment, elect to terminate your employment without Cause (as defined herein) prior to your five year employment anniversary, in which case you will receive the benefits due you hereunder pursuant to a termination without Cause but not any Sea Island Residence Tax Payment nor any amount pursuant to the next sentence. Moreover, Crystal Decisions will pay you a bonus of US $400,000 grossed up, and payable by any of the Company's operations, on any termination of your employment for any reason occurring five years or more after your employment commencement date (the "Retention Severance Payment") in addition to any amounts due you as a result of your termination without Cause.

        We will recommend that, at the first meeting of the Board following your start date, but no later than November 19th, 2002 so long as you are then a Company employee, the Board of Directors grant you an option to purchase 2,000,000 shares of Crystal Decisions stock at a fair market price to be determined by the Board of


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Directors (the "Original Option Grant"). The Original Option Grant shall vest as to 25% of the covered shares on the first anniversary of your start date, and thereafter as to 1/48th of the originally covered shares in monthly installments so as to be 100% vested on the four year anniversary of your start date, subject to your continued employment with Crystal Decisions through each vesting date (and subject to accelerated vesting as provided herein), and is subject to the terms and conditions outlined in the Crystal Decisions Stock Option Plan and the form option agreement thereunder except to the extent modified in this letter.
In addition, we will recommend that the Board grant an option to purchase
250,000 shares of stock upon successful completion of an Initial Public Offering (the "IPO Option Grant"), and an option to purchase an additional 250,000 shares of stock when the Company has achieved four successive quarters of attaining
100% of its revenue and profitability targets (as determined after consultation with, and input by, you and as approved by the Board) after the Initial Public Offering is completed. These additional options will be at a fair market price to be determined by the Board of Directors, will be subject to four-year vesting from the date of grant on the same terms as the Original Option Grant and will be in all respects subject to the terms and conditions outlined in the Crystal Decisions Stock Option Plan and the form option agreement thereunder, except to the extent modified in this letter.

        Crystal Decisions currently provides a comprehensive core health plan including basic medical, extended medical, dental, and vision. Crystal Decisions pays 100% of the monthly premium for these benefits for yourself, your spouse and your dependent children. Short and long term disability coverage are non-optional benefits for which all employees become eligible, subscribe and pay premiums following 3 months of employment. The Company also provides basic life and basic accidental death and disability coverage. You will have an opportunity to participate in the group RRSP program, which is roughly equivalent to a US 401k plan. The Company also provides a fitness benefit of US $150 per year. Complete details of the benefit programs will be provided upon the commencement of your employment. Notwithstanding the terms of any insurance or benefit plan maintained by the Company, while you are employed hereunder, the Company agrees
(i) to reimburse you (on a grossed-up basis) for up to the end of the remaining COBRA continuation period months following your commencement of employment for the costs incurred by you in continuing health care coverage for your family,
(ii) to make reasonable arrangements, at no additional cost to you, and on a grossed-up basis, for you and your spouse and dependent children to secure prompt medical treatment in the United States for any material health condition for which immediate treatment is not then available in Canada (such as by securing a separate medical insurance policy in the United States for you and your spouse and dependent children), and (iii) if she is not otherwise covered hereunder, to reimburse you or your college-age daughter, on a grossed up basis, for the cost of obtaining individual health, dental and vision insurance at a total premium rate of up to US $850/month. For purposes of determining eligibility, benefit entitlement and coverage under the Company's benefit plans, you shall be credited with your years of service with your prior employer. The Company also agrees to reimburse you for the reasonable premium costs for a $1 million term life insurance policy on your life, on a grossed-up basis, during your employment hereunder, up to a maximum annual premium of US $20,000.

        Upon your acceptance of this offer we expect you to secure a visa or work permit that allows you to perform your job in Canada. We will of course assist you in obtaining such visa or work permit as soon as this offer has been accepted, and cover the costs incurred in connection with all visa and work permit matters. You will continue to remain employed by the Company during the visa/work permit application process and to the extent you are unable to perform services in Canada during this process, you agree to perform services from the United States as the Company may reasonably request. You will also need to apply for a Canadian Social Insurance Number for payroll purposes. We will provide you with instructions for obtaining a SIN after you obtain your temporary work permit.

        We hope to have a long and mutually beneficial working relationship. In the event the Company terminates your employment for Cause (as defined below), or if you voluntarily resign other than pursuant to an Involuntary Termination (as defined below), the Company will pay you all amounts then earned and accrued (including any earned and unpaid base salary and bonus, and, if due, the Retention Severance and Sea Island Residence Tax Payments) and your rights with respect to your options shall be governed by the terms of the Company's Stock Option Plan; provided, however, that the Company may, in its sole discretion also elect to provide you the benefits that would be due pursuant to a Severance Event (as defined in the next paragraph) so that you will be subject to the non-competition provisions of the "Employment Confidential Information and Invention Assignment Agreement" (the "Confidentiality Agreement") between you and the Company. The Company's


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obligation to provide this severance amount is contingent upon your signing a release of all claims against the Company and its directors and employees, in substantially the form attached hereto as Annex A (the "Release").

        In the event the Company terminates your employment for any reason other than Cause, or you resign as a result of an Involuntary Termination (each a "Severance Event"), then in lieu of any other form of severance compensation (other than, if due, the Retention Severance and Sea Island Residence Tax Payments) and subject to your signing a Release, the Company shall pay you (or your estate) as follows: (A) if the Severance Event occurs on or before the one year anniversary of your commencement date, the Company (x) shall pay you a lump-sum payment equal to (i) the product of 150%, multiplied by (ii) the sum of your then annual base salary and your bonus at 100% of plan, and (y) shall either reimburse you for all COBRA premiums paid by you for the full extension period provided by law or, if COBRA is not then available to you, reimburse you up to US $2,500 per month, plus a gross-up, for premium payments for health, dental and vision coverage for you, your spouse and dependents until such time as you would no longer have been eligible for COBRA coverage had COBRA been available to you, and (B) if the Severance Event occurs after the one year anniversary of your commencement date, the Company shall pay you (x) a lump sum payment equal to the sum of your then annual base salary and your bonus at 100% of plan, and (y), and reimburse you for all COBRA premiums paid by you for the full extension period provided by law or, if COBRA is not then available to you, reimburse you up to US $2,500 per month, plus a gross-up, for premium payments for health, dental and vision coverage for you, your spouse and dependents until such time as you would no longer have been eligible for COBRA coverage had COBRA been available to you. No payments hereunder shall be subject to mitigation or offset from any earnings from another employer.

        For purposes of this letter, "Cause" is defined as (i) any act of dishonesty, embezzlement or fraud against the Company taken by you in connection with your responsibilities as an officer or employee of the Company that has a material adverse effect on the Company, (ii) your felony conviction (or plea of nolo contendere to a felony), (iii) a violation of any confidentiality and proprietary rights agreements to which you are a party that, only with respect to curable violations, you have not cured, after 15 days written notice and opportunity to cure, (iv) willful and intentional violations by you of your obligations and/or fiduciary duties as an officer and employee of the Company that have a material adverse effect on the Company, but only, with respect to curable violations, violations that you have not cured after 10 days written notice and opportunity to cure, or (v) it being reasonably determined by the Company, in good faith, and in consultation with counsel expert in Canadian immigration law reasonably agreeable to you, that you are ineligible to obtain a visa or work permit to commence your employment in Canada. No act or failure to act by you shall be considered "willful" or "intentional" if done or omitted by you in good faith with the reasonable belief that your action or omission was in the best interests of the Company. You may only be terminated for Cause upon prior written notice to you of the grounds underlying such determination and an opportunity to address such allegations before the Board, and a determination by a majority vote of the entire Board of Directors (with you abstaining and your seat not being counted for purposes of determining a majority) that there is "Cause" for such termination.

        In the event of a Change of Control (as defined below), you will receive accelerated vesting immediately upon and solely as a result of the Change of Control, as to (i) an additional 50% of the then unvested shares with respect to your Original and IPO Option Grants (if the IPO Option Grant has then been granted), and (ii) an additional one years' vesting on any other of your outstanding Company options (the "Single-Trigger Vesting"). Following such acceleration, all such non-accelerated options shall continue to vest at the rate of 1/48th of the originally covered shares per month of your continued employment with the Company.

        In the event that you resign within 3 months following a Change of Control in which you are not made the Chief Executive Officer of the acquirer as of the closing of the Change of Control transaction, then in addition to the Single-Trigger Vesting, and in lieu of any other form of severance compensation (other than, if due, the Retention Severance and Sea Island Residence Tax Payments) and subject to your signing a Release, you will receive (i) a one-time lump sum cash payment equal to the product of (a) two (2), (b) multiplied by the sum of your then base salary and 100% of your target bonus for the year of your termination, and (ii) you will have ninety days following your date of termination to exercise any vested options, after which period they will expire.

        In the event of your Involuntary Termination (as defined below) or your termination by the Company without Cause, in each case within 12 months after a Change of Control (as defined below) of the Company (a "COC Event"), but not in the event of your termination due to your death or disability, then in addition to the


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Single-Trigger Vesting and in lieu of any other form of severance compensation
(other than, if due, the Retention Severance and Sea Island Residence Tax Payments) and subject to your signing a Release, you will receive a one-time lump sum cash payment equal to the product of (a) two (2), (b) multiplied by the sum of your then base salary and 100% of your target bonus for the year of your termination, and (i) any unvested portion of your Original and IPO Option Grants will be fully accelerated, (ii) any other Company options held by you will be accelerated as to an additional one year's vesting, and (iii) you will have ninety days following your date of termination to exercise any vested options, after which period they will expire. If you receive benefits and payments pursuant to this paragraph, however, you shall not also be eligible to receive benefits and payments pursuant to the prior paragraph.

        In the event that the benefits provided for in this agreement or otherwise payable to you (a) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"),
(b) would be subject to the excise tax imposed by Section 4999 of the Code, and
(c) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the proposed Treasury Regulations thereunder (or the final Treasury Regulations, if they have then been adopted) is less than the product obtained by multiplying 3.3 by your "base amount" within the meaning of Code Section 280G(b)(3), then such benefits shall be reduced to the extent necessary (but only to that extent) so that no portion of such benefits will be subject to excise tax under Section 4999 of the Code.

        In the event that the benefits provided for in this agreement or otherwise payable to you (a) constitute "parachute payments" within the meaning of Section 280G of the Code, (b) would be subject to the excise tax imposed by
Section 4999 of the Code, and (c) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the proposed Treasury Regulations thereunder (or the final Treasury Regulations, if they have then been adopted) is equal to or greater than the product obtained by multiplying 3.3 by your "base amount" within the meaning of Code Section 280G(b)(3), then you shall receive (i) a payment from the Company sufficient to pay such excise tax, plus (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by the Company to you pursuant to this sentence.

        The determination of your excise tax liability and the amount required to be paid or reduced hereunder shall be made in writing by the Company's independent auditors who are primarily used by the Company immediately prior to the Change of Control (the "Accountants"). For purposes of making the calculations required hereunder, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination hereunder. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated hereunder. You and the Company agree to consult with the Accountants regarding the possible reduction or mitigation of such excise taxes.

        For purposes of this letter, "Involuntary Termination" shall mean a resignation of your employment within sixty (60) days of the occurrence of any of the following events, that, with respect to a curable event, has not been cured after 15 days written notice to the Company and opportunity to cure: (i) without your written consent, the significant reduction of your duties or responsibilities; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when, following a Change of Control, you remain the President and Chief Executive Officer of a division or subsidiary of the acquirer with annual revenues at least comparable to those that the Company was projected to have had but for the Change of Control) shall not constitute grounds for an "Involuntary Termination;" (ii) without your written consent, a reduction by the Company in your base salary as in effect immediately prior to such reduction or the occurrence of a Compensation Default (as defined below);
(iii) without your written consent, a significant reduction by the Company in the kind or level of employee benefits to which you arc entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; (iv) without your written consent, a written demand from the Company that you relocate your office to a facility or a location more than fifty (50) miles from your current location, or (v) the failure by the Company to obtain the assumption of this Agreement by any successor.


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        For purposes of this letter, a "Change of Control" shall be deemed to occur upon; (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities, (ii) a change in the composition of the Board occurring within a six (6) month period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

        For purposes of this letter, "Compensation Default" shall mean the failure of the Company to (i) pay you the amounts provided for in this letter, and (ii) failure of the Board to grant you the options provided for in paragraph three of this letter after you have become entitled to such grants or to adopt the bonus plan provided for in paragraph three of this letter.

        To assist you in the relocation of you and your family to Vancouver, British Columbia, Crystal Decisions agrees to cover typical relocation expenses as follows ("Covered Relocation Expenses"):

        1. Normal and ordinary expenses (grossed up for taxes) related to the move of household goods from your present home to Vancouver in an amount according to a budget submitted and approved in advance by the Company.

        2. Closing costs and real estate transaction fees (grossed up for taxes) in connection with the sale of your present home and the purchase of your new home except for mortgage buy-down points related to a new loan.

        3. Temporary living expenses (house/apartment rental) (grossed up for taxes) for up to six months as your family relocates to British Columbia.

        4. Costs, including coach fare, for up to trips for the family to British Columbia during the relocation period (grossed up for taxes).

        5. A monthly cost-of-living differential payment that decreases each year over the first five years of employment. The differential payment will be for US $5,000 per month in the first year and will decrease by US $1,000 per month in each year thereafter through year five of your employment.

        6. A lump sum payment of US $25,000 (grossed up for taxes) for miscellaneous expenses related to the move.

        This Agreement is binding on and may be enforced by the parties and their respective successors and assigns, and your heirs and legal representatives, and any amounts otherwise due you hereunder shall be paid to your heirs and/or legal representatives in the event of your death.

        The Company represents and warrants that this Agreement is legal, valid and binding upon the Company and that its execution does not and will not constitute a breach of, or conflict with, the terms or provisions of any agreement or understanding to which the Company is a party.

        The Company agrees to pay the reasonable attorneys' fees incurred by you in connection with the negotiation and execution of this Agreement upon receipt of invoices for up to US $18,500. The Company also


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agrees to pay your reasonable annual tax and financial planning expenses, including any such expenses incurred in connection with financial and tax issues arising in connection with your continued residency in Canada, for up to US $20,000 in the aggregate annually.

        During your employment you will be fully indemnified by the Company to the full extent permitted by law and the Company currently maintains and will continue to maintain a directors and officers policy covering your service as an officer and/or Director of the Company, consistent with reasonable coverage requirements.

        As a condition of employment you will be required to sign the enclosed Confidentiality Agreement so please review the agreement carefully before signing it.

        This offer will remain open until September 27, 2002. If everything is acceptable to you please sign below indicating your acceptance and fax to me at 604-974-2478 and return a signed original of this employment offer to: Crystal Decisions, 895 Emerson Street, Palo Alto, CA 94301. Please mark your return documents as "Private & Confidential". The copies are for your records.

        In signing this letter, you agree that any dispute with the Company or its employees or directors arising out of your employment or the termination of your employment will be subject to binding arbitration under the Arbitration Rules in the California Code of Civil Procedure and under California law, in a mutually agreeable location, or if you and the Company are unable to agree, in the San Francisco Bay Area. This agreement to arbitrate also applies to any dispute that the Company may have with you.

        This letter, together with the Option Plan and applicable Company benefit plans, your option agreements and the Confidentiality Agreement represents the entire agreement between the parties and supercedes all prior or contemporaneous agreements whether written or oral. No modifications of any of the provisions of the Agreement will be effective unless they are in writing and signed by the Chairman of the Board. This letter is governed by the laws of the state of California.

        We very much look forward to having you join our Company and believe you will make a powerful contribution to the future success of our company. Should you have any questions, please call either myself or Susan Wolfe, our General Counsel, at (650) 838-7410.

Sincerely,

/s/ Donald L. Waite

Crystal Decisions, Inc. Search Committee
by: Donald L. Waite

cc: Greg Kerfoot
Chairman of the Board, Crystal Decisions, Inc.


Acceptance:


/s/ Jon Judge
----------------------------
Jon Judge

Date: September 27, 2002



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